Exhibit 21

Subsidiaries of the Registrant

Name	Jurisdiction of Organization	Percentage Owned
D&C Distributors, LLC*	California	100%
D&C Printing, LLC*	California	100%
D&C Global Distribution, LLC*	California	100%

*Non-Operating